Exhibit 11

CALCULATION OF EARNINGS PER SHARE
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)

	Thirteen weeks ended
	June 27, 2004	June 29, 2003
Basic earnings:
Net income	$354,432	$324,307
Weighted average number of common shares outstanding	270,227	268,847
Earnings per share — basic	$1.31	$1.21
Diluted earnings:
Net income	$354,432	$324,307
Weighted average number of common shares outstanding	270,227	268,847
Dilutive effect of outstanding stock options and stock incentive rights	3,314	2,434
Weighted average number of shares outstanding, as adjusted	273,541	271,281
Earnings per share — diluted	$1.30	$1.20

	Twenty-six weeks ended
	June 27, 2004	June 29, 2003
Basic earnings:
Net income	$628,840	$574,143
Weighted average number of common shares outstanding	271,274	268,513
Earnings per share — basic	$2.32	$2.14
Diluted earnings:
Net income	$628,840	$574,143
Weighted average number of common shares outstanding	271,274	268,513
Dilutive effect of outstanding stock options and stock incentive rights	3,158	2,069
Weighted average number of shares outstanding, as adjusted	274,432	270,582
Earnings per share — diluted	$2.29	$2.12